August 14, 2007

Mr. Kenneth S. Siegel
Chief Administrative Officer and General Counsel
Starwood Hotels and Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, NY 10604

Dear Ken,

This letter supplements the letter dated September 25, 2000 from Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) to you, as amended by the letter dated July 22, 2004 from the Company to you, that sets forth the terms of your employment with the Company (together, the “Employment Letter”).

As previously announced, the Company has commenced a search for a new Chief Executive Officer (“CEO”). The new CEO is expected to be hired in 2007. The Company desires to offer you special severance benefits in the event your employment is terminated after the CEO is hired. In the event that, after the new CEO is hired, the Company terminates your employment for any reason other than “cause” (as such term is defined in the Employment Letter), in addition to the payments and benefits provided in such circumstances under the Employment Letter, 50% of the stock options (determined on a tranche by tranche basis) and 50% of the restricted stock that have been granted to you under any of the Company’s benefit plans and which remain unvested on the date of termination shall become vested and exercisable as of the date of termination. The special severance benefit will expire on the second anniversary of the date the new CEO commences employment with the Company.

Except as modified by this letter, the Employment Letter remains in full force and effect.

By signing and returning this letter, you confirm that this letter accurately sets forth the understanding between you and the Company and that you accept and agree to the terms as set forth above.

Very truly yours,

Bruce W. Duncan

Chairman and Chief Executive Officer

Accepted and Agreed:

Kenneth S. Siegel